Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-205655) of 8point3 Energy Partners LP of our report dated February 16, 2016, relating to the consolidated balance sheets of SG2 Holdings, LLC and Subsidiary as of December 31, 2015 and 2014, and the related consolidated statements of income, changes in members’ equity, and cash flows for the year ended December 31, 2015 and for the period from September 5, 2014 (Date of Inception) to December 31, 2014, and of our report dated February 16, 2016, relating to the consolidated balance sheet of NS Solar Holdings, LLC and Subsidiary as of December 31, 2015, and the related consolidated statements of income, changes in members’ equity, and cash flows for the period from April 30, 2015 (Date of Acquisition) to December 31, 2015, which appear in this Transition Report on Form 10-K/A.

/s/ Frazier & Deeter, LLC

Atlanta, Georgia

February 29, 2016